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                                                                    EXHIBIT 10.5

November 14, 1995

Mr. Roger H. Moore
1821 Kings Isle Drive
Plano, Texas  75093

Dear Roger:

I am writing on behalf of the boards of directors of USIH and Independent Telecommunications Network to offer you employment as president and chief executive officer of USTN, a new company to be formed by the merger of USIH and ITN. This offer is on the terms generally described below and will be the subject of an employment agreement to be entered into between you and USTN.

You will be paid an annual salary of $225,000 per year with an annual bonus opportunity of 50% of base salary to be determined based on an evaluation of progress toward specific goals and personal performance. You will also have a long term bonus opportunity in the form of cash or equity which will be calculated based on the increase in value achieved under your direction as we discussed in Orlando. I am currently seeking the advice of specialists as to how best to structure this element of your compensation. We have agreed, however, that this benefit will vest at 20% per year.

We have also discussed the unlikely event that the proposed merger will not take place. In that event, you may elect to resign and you will be paid a termination settlement of $450,000. Should the merger take place and you are subsequently terminated without cause or elect to resign as the result of a subsequent change of control, you will be entitled to a termination settlement equal to your base salary in effect at that time.

You will be eligible to participate in the corporation's medical plan and 401K retirement plan. You will be entitled to four weeks vacation. Should it be determined that the corporate office should be located other than in the Dallas area, you will be reimbursed for the normal costs of relocation.

It is my understanding that you are available to commence work as of December 1, 1995. I am looking forward to working with you to finalize an employment agreement and to introducing you to the employees of USIH and ITN.

Sincerely,



Richard A. Lumpkin
Chairman
Independent Telecommunications Network
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                                                                    EXHIBIT 10.5

October 8, 1997

Mr. Terry Kremian
1604 145th Place S.E.
Millcreek, WA 98012

Dear Terry:

It is a pleasure to offer you the position of Vice President-Sales and Marketing for Illuminet beginning no later than December 1, 1997. Your starting salary will be $145,000 and you will be eligible for an annual bonus of up to 40% of your salary depending upon attainment of a combination of corporate and individual performance objectives. A copy of the short-term bonus plan is attached.

You will receive a bonus of $25,000 upon joining the company and, if approved by the Board of Directors, will be eligible for a long-term stock option program for officers and directors. This program will be presented for approval by the Board of Directors in late October. I anticipate the initial grant to be approximately 20,000 shares.

The company will provide up to $800.00 per month for a 1 bedroom furnished apartment in Olympia to assist you in your relocation. The apartment will be provided for up to 9 months. The company will also reimburse you for reasonable expenses to cover the sale of your home, the purchase of a new home and transportation of household goods. As we discussed, your relocation package will not include reimbursement for any loss on the sale of your existing home.

If you are terminated, except for cause, within a two year period from your date of hire, you will be given a separation payment equal to 6 months of your base salary.

I'm looking forwarding to working with you and to your contribution to the growth of Illuminet.

Please acknowledge the acceptance of this offer by signing and returning one copy of this letter to me.

Sincerely,




Roger H. Moore
President & CEO


                                            I acknowledge and accept this offer.


                                            ------------------------------------
                                            Terry Kremian

                                                                    EXHIBIT 10.5
                              EMPLOYMENT AGREEMENT

        Agreement dated this 1st day of June, 1992, by and between Independent Telecommunications Network, Inc. ("ITN"), a Delaware corporation with its offices at 47th at Main Street, Kansas City, Missouri 64112; and Bruce Johnson ("Johnson").

        RECITALS:

        - ITN is developing and implementing a signaling network based on Signaling System 7 (SS7) protocol;

        - Mr. Johnson has special skills, knowledge, abilities, and experience in the areas of operations and engineering involving telecommunications;

        - ITN has extended to Mr. Johnson an offer of employment as Vice President-Operations and Engineering and he has accepted;

        - The parties wish to formalize their understanding by entering into this Employment Agreement.

        1. Employment. ITN agrees to engage Mr. Johnson and Mr. Johnson agrees to serve ITN as its Vice President-Operations and Engineering. Mr. Johnson shall exert his best efforts and devote substantially all of his time and attention to ITN's affairs. Mr. Johnson shall be subject to the general direction of ITN's President.

        2. Term. The term of this Agreement shall commence on the date set forth above and shall continue for one (1) year. Thereafter, the term shall automatically be extended on an annual basis unless either party gives ninety
(90) days advance written notice of intention to terminate this Agreement, provided that ITN may terminate this Agreement for cause prior to the expiration of any term.

        3. Compensation. ITN shall pay Mr. Johnson for his services a monthly salary of Nine Thousand Dollars ($9,000), for a total of One Hundred Eight Thousand ($108,000) annual salary, subject to withholding for appropriate taxes. Mr. Johnson shall be given consideration, at least annually, for an increase in salary in addition to any bonuses earned.

                a) Annual Bonus. Mr. Johnson shall have the opportunity to earn an annual performance bonus, payable within ninety (90) days of the end of each twelve (12) months of employment. The annual performance bonus shall be a maximum of twenty percent (20%) of Mr. Johnson's then annual base pay. Criteria for the annual performance bonus shall be determined by Mr. Johnson and the President of ITN, and the bonus amount will be recommended by the President for approval by the Board of Directors. The Board of Directors shall have the ultimate authority to approve any recommended bonus.

                b) Deferred Bonus. The Board of Directors of ITN shall consider awarding Mr. Johnson a deferred bonus to a maximum of the ten percent (10%) of Mr. Johnson's salary annually. The deferred bonus shall be based on performance. The deferred bonus shall be paid according to the company's Long Term Incentive Plan, provided that Mr. Johnson is still an employee of ITN at that time. If Mr. Johnson's employment is terminated for any reason whatsoever, except for voluntary termination by Mr. Johnson, any deferred bonus and accumulated investment earnings shall be paid to Mr. Johnson, or in the event Mr. Johnson is no longer living, then to his designated beneficiary.


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

        The award of a deferred bonus, if any, shall be for the successful achievement of specific goals for a particular year. The specific goals shall be mutually determined by the President of ITN and Mr. Johnson.

                The Board of Directors of ITN has agreed to an equity based or alternate deferred compensation plan, such as stock or a substitute for stock, as an alternative to this deferred bonus.

        4. Retirement Benefits. ITN will contribute on Mr. Johnson's behalf to an approved 401(K) Plan, a maximum of four and one-half percent (4-1/2%) of Mr. Johnson's annual base salary. ITN will match Mr. Johnson's contributions up to 4-1/2%. Mr. Johnson may contribute beyond that to the maximum allowed by law.

        5. Expenses. Mr. Johnson shall be entitled to reimbursement for all ordinary and necessary business expenses incurred by him in the performance of his duties. ITN will pay all reasonable expenses relating to relocation of Mr. Johnson's household, including up to three (3) months of temporary living expenses at the ITN permanent location. The expense reimbursement and temporary living expenses are subject to approval by the President of ITN. Included are necessary realtor's and legal fees, day of move expenses, moving of household goods, associated points or closing fees, and a stipend of one-half of one month's salary for miscellaneous expenses associated with the move. ITN will pay no more than a maximum of Seventy-five Thousand Dollars ($75,000) for these move expenses. ITN will adjust these payments to compensate for Mr. Johnson's taxes.

        6. Vacations. Vacations shall accrue at the rate of one (1) week for every three (3) months of continuous employment from the time employment commenced, to a maximum of


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

four (4) weeks per year. Any vacation schedule subsequently adopted by ITN will supersede this provision.

        7. Termination. ITN may terminate Mr. Johnson, with or without cause, at any time. A termination payment equal to twelve (12) months of base pay shall be paid to Mr. Johnson if termination is without cause.

        Mr. Johnson shall be entitled to appropriate out placement services of a value not to exceed Ten Thousand Dollars ($10,000) in the event of his termination for any reason other than a termination for cause.

        Upon such termination for cause, the terms of this Agreement shall be deemed to be terminated at that time.

        ITN's absolute right to terminate Mr. Johnson "for cause" shall include the following grounds for termination:

        a) Mr. Johnson's intentional disclosure of confidential information.

        b) Substantial failure to reasonably perform or meet reasonable objectives and measurable standards.

        c) Disloyalty, dishonesty, conduct detrimental to ITN's business, or illegal conduct.

        8. Indemnification. ITN shall indemnify Mr. Johnson and hold him harmless for all acts and decisions made by him in good faith while performing services for ITN. ITN will also extend coverage to him under any insurance policy now in effect or hereinafter obtained during the term of this Agreement covering the other officers and directors of ITN against lawsuits. ITN shall pay all expenses, including attorney's fees actually and necessarily incurred by Mr.


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

Johnson in connection with the defense of such act, suit, or proceeding and in connection with any related appeal, including the costs of court settlement.

        9. Life Insurance. Provided he is insurable at standard rates, ITN will provide term group plan life insurance during the term of this Agreement, insuring the life of Mr. Johnson and payable to his designated beneficiary. Such life insurance coverage shall be acquired upon employment and will end upon the termination of this Agreement.

        10. Disability. ITN shall provide disability insurance coverage for Mr. Johnson, provided he is insurable at standard rates, as defined in the company's group insurance policy. Coverage of such disability insurance shall be acquired upon employment.

        11. Other Benefits. The provisions of this Agreement shall not be in lieu of any rights, benefits, and privileges to which Mr. Johnson may be entitled as an employee of ITN under any retirement, pension, profit sharing, hospitalization, insurance, or other plans which may now be in effect or which may hereafter be adopted. Mr. Johnson shall have the same rights and privileges to participate in such plans and benefits as any other employee during his period of employment.

        12. Non-Assignability. Neither Mr. Johnson nor any person claiming an interest through him shall have any right to anticipate, encumber, or dispose of any payment under this Agreement. Such payments and accompanying rights are non-assignable and non-transferable, except as otherwise specifically provided in this Agreement.

        13. Binding Effect. This Agreement shall be binding upon the parties hereto, their executors, administrators, and successors.


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

        14. Entire Agreement. This Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements.

        15. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by certified mail, postage prepaid, addressed to the company or to Mr. Johnson at their last known addresses.

        16. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

        17. Governing Law. This Agreement shall be governed by the State of Delaware.

        18. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        19. Signature as indicated below constitutes acceptance of these terms and conditions.

                                    INDEPENDENT TELECOMMUNICATIONS NETWORK, INC.

                                    By:
                                       -----------------------------------------
                                       Dennis D. Parker, President


                                    --------------------------------------------
                                    Bruce Johnson





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

                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

        This Employment Agreement is made as of March 1, 1994, between Independent Telecommunications Network, Inc. ("ITN"), a Delaware corporation with its offices at 6th Floor, 8500 W. 110th Street, Overland Park, Kansas 66210 and David J. Nicol (the "Executive").

        WHEREAS, ITN and the Executive desire to enter into this agreement for the purpose of clearly, correctly and completely stating the terms of the Executive's employment by ITN.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, ITN and the Executive agree as follows:

        1. Employment. ITN hereby employs the Executive and the Executive hereby accepts such employment on the terms and conditions hereinafter set forth.

        2. Term. Subject to the respective rights of ITN and the Executive under Paragraph 9 to terminate his employment, the Executive shall serve ITN for a period (the "Term of Employment") beginning on March 1, 1994 and continuing for a period of two years. This Agreement shall renew for a period of one year unless ITN or the Executive provides notice of intention not to renew to the other at least ninety days prior to February 28 of any year of its intention to cancel his Agreement.

        3. Duties. The Executive shall serve as Vice President-Planning and Administration of ITN and shall have such powers and duties as may be prescribed from time to time by the President and Chief Executive Officer of ITN. During the Term of Employment the Executive shall devote his full time, attention and efforts to the business of ITN and shall use his best efforts to promote the interests of ITN at all times.

        4. Compensation.

                (a) ITN agrees to pay the Executive for services rendered hereunder in his capacity as Vice President-Planning and Administration, an annual base salary (exclusive of any bonus stock award, incentive payments, imputed income or similar items) of one hundred ten thousand dollars ($110,000) during the first year of this Agreement. The salary shall be payable in monthly installments in arrears less any sums which may be required to be deducted or withheld under the provisions of law.

                (b) The Executive shall be eligible for an annual increase in base salary, based on performance. The amount of the increase in base salary, if any, shall be determined by the President and approved by the Board.

                (c) The Executive shall be eligible to participate in the ITN Performance Share Plan for Senior Management and the ITN Long-Term Incentive Plan for Senior Management. Payments under such plans may be made in cash or ITN common stock based on the value of ITN common stock as determined under the ITN Long-Term Incentive Plan for Senior Management.

                (d) ITN agrees to pay the Executive ten thousand dollars ($10,000), less withholding, as a one-time incentive upon the execution of this Agreement.

        5. Benefits. The benefits provided to the Executive in this Agreement are all available employee benefits. The Executive may also participate in future benefits such as profit sharing plans, pension plans, and other similar plans and programs, that ITN, in its sole discretion, may provide to the Executive.

        6. Expenses. ITN shall reimburse the Executive for all reasonable expenses incurred in connection with the performance of his duties for the benefit of ITN, within such limits and standards as may from time to time be set by ITN.

        7. Vacation. The Executive shall be entitled to four weeks of vacation time in each twelve-month period commencing March 1, 1994 (in addition to the established public or statutory holidays). Upon termination of the Executive's employment, he shall be entitled to accrued vacation pay (to the extent such vacation time has not been used) for any vacation days not taken during the year of termination. Vacation days not taken in any twelve-month period shall be forfeited and not carried forward.

        8. Non Competition and Confidentiality. The Executive acknowledges and agrees that during the course of his employment by ITN he has obtained or will obtain access to certain information, know-how, designs, formulas, processes, technology or other matters relating to Company's business, research, design activities, manufacturing processes, development, products, or its production, marketing, accounting or engineering methods, not generally known by the public or in the relevant industry ("Confidential Information") and that because of such access, competition by him with ITN could result in material damage to ITN and might cause it to suffer irreparable damage.

        The Executive agrees that during the Term of Employment and for a period of two years immediately following the Term of Employment, the Executive shall not directly or indirectly, as an owner, partner, employee, stockholder, officer or director of any firm or business entity, engage in any business activity in any state of the continental United States, territory or foreign country in which ITN does business at the conclusion of the Term of Employment which is the same as or similar to the business of ITN or any division or subsidiary thereof. The Executive acknowledges the ITN's "business", as presently conducted, is described in the most recent business plan.

        The Executive also agrees that at all times, whether after termination of his engagement by Company or otherwise, he will keep in confidence and not disclose to anyone or make any use of any Confidential Information without ITN's prior written consent.

        The Executive acknowledges and agrees that the observance by him of his covenants contained in this Paragraph 8 is so important to the continued success of the business of ITN that in the event of a breach or threatened breach by the Executive of such covenants ITN will not have an adequate remedy at law, and accordingly shall be entitled to proceed in equity to obtain specific enforcement of such covenants, including but not limited to injunctions restraining the Executive from breaching such covenants; provided that this sentence shall not be construed as a waiver by ITN of any other remedies available to it for such breach or threatened breach, including, but not limited to the recovery of damages from the Executive.

        The prohibitions of this Paragraph 8 and any of its provisions are severable, and a finding by any court that any provision of this Paragraph 8 is unenforceable shall not affect the validity


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

of any other covenant set forth herein. Additionally, should any court find that the provisions of this Paragraph 8 are unenforceable, the Executive and ITN agree that the court may modify the restrictions contained herein and prohibit the Executive from engaging in such activities as the court finds necessary to protect ITN's interests.

        9. Termination. The Term of Employment or any renewal thereof may be terminated by ITN at any time or for any reason. Unless such termination is on account of death or disability of the Executive or for good cause, ITN shall pay the Executive a "termination payment" as described below. ITN shall be deemed to have "good cause" to terminate the Executive's employment if ITN determines that the Executive

                (a) has violated Paragraph 8;

                (b) has refused or failed to perform the duties of his position or other duties which have been assigned to him; or

                (c) has engaged in dishonesty, conduct detrimental to ITN's business or illegal conduct.

        In the event of a termination for death, disability or good cause, ITN shall owe the Executive no further salary, benefits or other compensation or any kind after ITN provides notice to the Executive of termination. The obligations of the Executive under Paragraph 8 shall survive such termination, whether made by ITN or by the Executive.

        "Termination Payment" means one year's annual base salary exclusive of any current year bonus, stock award, incentive payments, imputed income or similar items.

        10. Indemnification. ITN shall indemnify the Executive to the maximum extent permitted by its Certificate of Incorporation and Bylaws and any other applicable laws and shall hold him harmless for all acts and decisions made by him in good faith while performing services of ITN. ITN also will extend coverage to the Executive, provided he is insurable, under any insurance policy now in effect or hereinafter obtained during the term of this Agreement covering the other officers and directors of ITN against lawsuits. ITN shall pay all expenses, including attorney's fees, actually and necessarily incurred by the Executive in connection with the defense of such act, suit or proceeding and in connection with any related appeal, including the costs of court settlement.

        11. Effectiveness of Agreement. This Agreement shall be binding on and inure to the benefit of ITN and its successors and assigns. This Agreement shall be binding upon and shall inure to the benefit of ITN and any successor to ITN, and any such successor to ITN shall be deemed substituted for ITN under this Agreement. No assignment by ITN hereunder shall release ITN from its obligations pursuant to Paragraph 4 hereof in the event ITN's successor fails to satisfy such obligations. For the purposes of this Agreement, the term "successor" shall mean any person, firm, corporation or other business entity which at any time, whether by merger, purchase, liquidation or otherwise, shall acquire all or substantially all of the assets of ITN. The obligations of the Executive hereunder are hereby expressly declared to be nonassignable and nontransferable.


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

        12. Severability. The failure of any court to enforce any clause, paragraph or provision of this Agreement shall not adversely affect the validity or enforceability of any other clause or provision.

        13. Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings with respect thereto between ITN and the Executive. No modification, amendment, addition to or termination of this Agreement, nor waiver of any of its provisions shall be valid or enforceable unless in writing and signed by both parties.

        14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which constitute one instrument.

        15. Headings. The underlined headings herein are for convenience only and shall not affect the interpretation of this Agreement.

        16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

        17. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by leaving the same at or by sending the same first-class mail, postage prepaid:

                (a) in the case of ITN, at its principal executive office at the time and to the current Chairman of ITN's Board of Directors; and

                (b) in the case of the Executive, at his address on ITN's records;

                (c) in the case of either party, such other address as shall have been notified in writing to the other of them for the purposes of service hereunder.

        The Executive agrees to notify ITN, in writing, of any change in address since the date of this Agreement.

        WITNESS the following signatures as of the day first above written.


                                    INDEPENDENT TELECOMMUNICATIONS NETWORK, INC.


                                    By
                                      ------------------------------------------
                                                   David J. Nicol


                                    --------------------------------------------
                                    Dennis D. Parker, President and
                                    Chief Executive Officer






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